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                                                    |    OMB APPROVAL     |
                                                    |---------------------|
                                                    |OMB NUMBER: 3235-0167|
                    UNITED STATES                   |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION         |   SEPTEMBER 30, 1998|
               Washington, D.C.  20549              |ESTIMATED AVERAGE    |
                                                    |BURDEN HOURS         |
                       FORM 15                      |PER RESPONSE ...1.50 |
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     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
     12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934.

                                             Commission File Number:  000-03108

                                TRION, INC.
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           (Exact name of registrant as specified in its charter)

                              101 McNeil Road
                             Sanford, NC 27331
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            (Address, including zip code, and telephone number,
               including area code of registrant's principal
                             executive offices)

                       Common Stock, par value $0.50
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          (Title of each class of securities covered by this Form)


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           (Titles of all other classes of securities for which a
         duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    (x)           Rule 12h-3(b)(1)(i)    (x)
       Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
       Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
       Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                            Rule 15d-6             ( )

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 Trion, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  Date:  November 12, 1999                 By: /s/ Kent E. Hansen
                                               -------------------------------
                                               Kent. E. Hansen
                                               Vice President and Director

  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.